                                                                                                February 28, 2014

Two Roads Shared Trust

c/o Andrew Rogers, President

80 Arkay Drive

Hauppauge, NY 11788

Re: Management Fee Waiver for the Anfield Universal Fixed Income Fund

Dear Mr. Rogers:

This will confirm the agreement between Two Roads Shared Trust (the “Trust”) on behalf of the Anfield Universal Fixed Income Fund and Anfield Capital Management, LLC (the “Adviser”), as follows:

1.

Pursuant to an Interim Investment Advisory Agreement dated February 28, 2014 (the “Interim Advisory Agreement”) between the Trust and the Adviser, the Trust has retained the Adviser to provide the Fund with investment advisory services. Pursuant to the Interim Advisory Agreement, the Fund pays to the Adviser an advisory fee at an annual rate of 0.80% of the Fund’s average daily net assets (the “Advisory Fee”).

2.

The Board of the Trust has approved an investment advisory agreement (“Final Advisory Agreement”) with the Adviser, subject to shareholder approval, on February 21, 2014.  The Fund will seek shareholder approval of the Advisory Agreement as soon as practicable.  Pursuant to the Final Advisory Agreement, the Fund will continue to pay the Adviser the Advisory Fee.

3.

As you are aware, the Adviser has represented that it contractually agrees to waive a portion of its Advisory Fee for the benefit of the Fund.

4.

The Adviser hereby agrees, as of the date hereof, to waive or limit its Advisory Fee so that such Advisory Fee, on an annual basis, does not exceed 0.75% of the Fund’s average daily net assets.

5.

This Agreement shall become effective on March 1, 2014 and, subject to shareholder approval of the Final Advisory Agreement, shall remain in effect until February 28, 2015.  This Agreement can only be terminated upon the approval of the Board of Trustees of the Trust or by the Adviser upon 60 days’ written notice to the Trust.

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Sincerely,

/s/ David Young

David Young

Chief Executive Officer

Anfield Capital Management, LLC

Approved and accepted on behalf of the Fund:

/s/ Andrew Rogers

Andrew Rogers

President

Two Roads Shared Trust